UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
CHEMTURA CORPORATION, et al.,[1]	)	Case No. 09-11233 (REG)
)
Debtors.	)	Jointly Administered
)

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER CONFIRMING
THE JOINT CHAPTER 11 PLAN OF CHEMTURA CORPORATION, ET AL.

This Order (this “Confirmation Order”) is entered to effectuate the Bench Decision on Confirmation, dated October 21, 2010 [Docket No. 4334] (the “Bench Decision”) in the above-captioned chapter 11 cases of Chemtura Corporation (“Chemtura”) and its affiliated debtors and debtors in possession (collectively, the “Debtors”).  The Bench Decision is incorporated herein by reference.  The Debtors having:

a.
commenced, on March 18, 2009 (the “Original Petition Date”), these chapter 11 cases (collectively, the “Chapter 11 Cases”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);[2]

b.	continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

[1]
The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal taxpayer-identification number, are:  Chemtura Corporation (3153); A&M Cleaning Products, LLC (4712); Aqua Clear Industries, LLC (1394); ASCK, Inc. (4489); ASEPSIS, Inc. (6270); BioLab Company Store, LLC (0131); BioLab Franchise Company, LLC (6709); Bio-Lab, Inc. (8754); BioLab Textile Additives, LLC (4348); CNK Chemical Realty Corporation (5340); Chemtura Canada Co./Cie (5047); Crompton Colors Incorporated (3341); Crompton Holding Corporation (3342); Crompton Monochem, Inc. (3574); GLCC Laurel, LLC (5687); Great Lakes Chemical Corporation (5035); Great Lakes Chemical Global, Inc. (4486); GT Seed Treatment, Inc. (5292); HomeCare Labs, Inc. (5038); ISCI, Inc. (7696); Kem Manufacturing Corporation (0603); Laurel Industries Holdings, Inc. (3635); Monochem, Inc. (5612); Naugatuck Treatment Company (2035); Recreational Water Products, Inc. (8754); Uniroyal Chemical Company Limited (Delaware) (9910); Weber City Road LLC (4381); and WRL of Indiana, Inc. (9136).

[2]
On August 8, 2010, Chemtura Canada Co./Cie (“Chemtura Canada”), commenced its case under chapter 11 of the Bankruptcy Code, which is being jointly administered with the Chapter 11 Cases pursuant to the Order Directing Joint Administrative of Chemtura Canada Co./Cie’s Chapter 11 Case with the Original Debtors’ Related Chapter 11 Cases [Docket No. 3531].

c.
filed, on June 17, 2010, the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 2922][3] and the Disclosure Statement for the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 2923] (the “Disclosure Statement”), which documents were subsequently amended and modified, as described herein;[4]

d.
filed, on June 17, 2010, the Debtors’ Motion for Entry of an Order Approving (A) the Adequacy of the Disclosure Statement and (B) Notice of the Hearing to Approve the Disclosure Statement [Docket No. 2924];

e.
filed, on June 17, 2010, the Debtors’ Motion for Entry of an Order Authorizing the Debtors to Enter Into a Plan Support Agreement with the Creditors’ Committee and Certain Holders of the Debtors’ 2009 Notes, 2016 Notes and 2026 Debentures [Docket No. 2926];

f.
filed, on July 2, 2010, the Debtors’ Motion for Entry of an Order (A) Fixing Dates and Deadlines Related to Confirmation of the Plan; (B) Approving Procedures for Soliciting and Tabulating the Votes on, and for Objecting to, the Plan; (C) Approving Rights Offering Procedures; and (D) Approving the Manner and Form of Notices and Documents Relating to the Plan [Docket No. 3083];

g.
filed, on September 2, 2010, the Plan Supplement to the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3765] (as amended and supplemented, the “Plan Supplement”), filed the amendments and supplements thereto filed on September 2, 2010 [Docket No. 3766], September 3, 2010 [Docket No. 3785], September 15, 2010 [Docket No. 3985], September 16, 2010 [Docket No. 4013], September 20, 2010 [Docket No. 4061], September 21, 2010 [Docket No. 4086], September 22, 2010 [Docket No. 4091] and October 29, 2010 [Docket No. 4382];

h.	filed, on July 2, 2010, a revised version of the Plan [Docket No. 3153] and a revised version of the Disclosure Statement [Docket No. 3163];

i.	filed, on July 2, 2010, the Notice of Filing of Exhibit 1 (Rights Offering Procedures) to the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3084];

j.	filed, on July 20, 2010, a further revised version of the Plan [Docket No. 3325] and a further revised version of the Disclosure Statement [Docket No. 3324];

k.
filed, on July 30, 2010, the Debtors’ Motion to (A) Enter into Certain Agreements in Connection with Anticipated Exit Financing, (B) Incur and Pay Related Fees, Indemnities and Expenses; and (C) Enter into an Amendment to their Amended and Restated Credit Agreement in Connection Therewith [Docket No. 3432];

[3]
Capitalized terms used but not otherwise defined in this Confirmation Order shall have the meanings ascribed to such terms in the Joint Chapter 11 Plan of Chemtura Corporation, et al., dated  October 29, 2010 [Docket No. 4387] (the “Plan”) and attached hereto as Exhibit A.  The rules of interpretation set forth in Section 1.3 of the Plan shall apply to this Confirmation Order.  To the extent there are any conflicts between this Confirmation Order and the Bench Decision, the terms of the Bench Decision shall govern.

[4]
For the avoidance of doubt, the Disclosure Statement used in connection with the solicitation of votes to accept or reject the Plan, as authorized by the Court, is the Disclosure Statement for the Joint Chapter 11 Plan of Chemtura Corporation, et al. filed on August 5, 2010 [Docket No. 3503].

l.	filed, on August 5, 2010, the solicitation version of the Plan [Docket No. 3497] and the solicitation version of the Disclosure Statement [Docket No. 3503];

m.	commenced, on August 8, 2010, the chapter 11 case of Chemtura Canada in this Court;

n.
distributed solicitation materials beginning on or about August 12, 2010, consistent with the Bankruptcy Code, the Bankruptcy Rules and the Order (A) Fixing Date and Deadlines Related to Confirmation of the Plan; (B) Approving Procedures for Soliciting and Tabulating the Votes on, and for Objecting to, the Plan; (C) Approving Rights Offering Procedures; and (D) Approving the Manner and Form of Notices and Documents Relating to the Plan  [Docket No. 3491] (the “Solicitation Procedures Order”), which Solicitation Procedures Order also approved, among other things, solicitation procedures (the “Solicitation Procedures”) and related notices, forms and ballots (collectively, the “Solicitation Packages”), as evidenced by the Affidavit of Service of Robert Q. Klamser re: Solicitation of Materials for the Revised Joint Chapter 11 Plan of Reorganization and Revised Disclosure Statement [Docket Nos. 3497, 3491 and 3503] [Docket No. 3661] (the “KCC Affidavit”) and the Affidavit of Christine Azzaro of Solicitation Documents to Holders of Debt and Equity Securities [Docket No. 3665] (the “Epiq Affidavit”);

o.
published, on August 25, 2010 and August 26, 2010, respectively, notice of the Confirmation Hearing (the “Confirmation Hearing Notice”) in The New York Times and USA Today (National Edition), consistent with the Solicitation Procedures Order, as evidenced by the Affidavits of Publication of Notice of (A) Hearing to Consider Confirmation of the Chapter 11 Plan Filed by the Debtors and (B) Related Voting and Objection Deadlines [Docket No. 3739] (collectively, the “Publication Affidavits”);

p.
filed, on September 13, 2010, the Declaration of Robert Q. Klamser Regarding Voting on, and Tabulation of Ballots Accepting and Rejecting, the Joint Chapter 11 Plan of Chemtura Corporation, et al., with Respect to Claims in Class 1, Class 4a, Class 4b, Class 5, Class 10 and Class 11 [Docket No. 3955] and the Declaration of Stephenie Kjontvedt of Epiq Bankruptcy Solutions, LLC Regarding Voting on, and Tabulation of Ballots Accepting and Rejecting, the Joint Chapter 11 Plan of Chemtura Corporation, et al. with Respect to Claims and Interests in Class 6, Class 7, Class 8 and Class 13a [Docket No. 3956] (collectively, the “Voting Certifications”) each detailing the results of the Plan voting process;

q.	filed, on September 3, 2010, the Debtors’ Memorandum of Law in Support of Confirmation of Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3783] (the “Plan Confirmation Brief”);[5]

[5]
Additionally, on September 3, 2010, the Creditors’ Committee and the Ad Hoc Bondholders’ Committee filed the Official Committee of Unsecured Creditors’ Memorandum of Law in Support of Confirmation of the Debtors’ Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3780] and the Ad Hoc Committee of Bondholders’ Brief in Support of Confirmation of the Debtors’ Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3784], respectively (together, the “Committee Confirmation Briefs”).

r.
filed, on September 3, 2010, the Debtors’ Motion for an Order Establishing a Distribution Reserve Amount with Respect to Disputed Claims in Connection with Confirmation of the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3779] (the “Disputed Claims Reserve Motion”);

s.
filed, on September 3, 2010, the Debtors’ Motion for an Order Establishing a Distribution Reserve Amount with Respect to Class 11 Environmental Claims in Connection with the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3782];

t.
filed, on March 19, 2010, the Debtors’ Motion for Entry of an Order Authorizing the Estimation of Diacetyl Claims, Establishing Estimation Procedures, and Granting Certain Related Relief [Docket No. 2281];

u.	filed, on September 14, 2010, the Debtors’ Omnibus Reply to Objections to the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3983] (the “Omnibus Reply”);

v.
filed under seal, on September 14, 2010, the Debtors’ Consolidated Reply to the Confirmation Objections of the Official Committee of Equity Security Holders, Fiduciary Counselors Inc., and Investcorp Interlachen Multi-Strategy Master Fund Limited (the “Valuation Reply”);[6]

w.	filed, on September 15, 2010, a revised version of the Plan to reflect certain technical amendments to the terms thereof [Docket No. 3984];

x.	filed, on September 20, 2010, a revised version of the Plan to reflect certain technical amendments to the terms thereof [Docket No. 4060]; and

y.	filed, on October 29, 2010, a revised version of the Plan to reflect certain technical amendments to the terms thereof [Docket No. 4387].

This Court having:

z.	entered, on August 5, 2010, the Solicitation Procedures Order [Docket No. 3491];

aa.
entered, on August 5, 2010, the Order Approving the (A) Adequacy of the Disclosure Statement and (B) Notice of the Hearing to Approve the Disclosure Statement [Docket No. 3492] (the “Disclosure Statement Order”);

[6]
Additionally, on September 14, 2010, the Creditors’ Committee and the Ad Hoc Bondholders’ Committee filed under seal the Omnibus Reply of the Official Committee of Unsecured Creditors of Chemtura Corporation, et al. to Objections to Confirmation of the Joint Chapter 11 Plan of Chemtura Corporation, et al. and the Reply Brief of the Ad Hoc Bondholder Committee to the Objection of the Official Committee of Equity Security Holders to Confirmation of the Joint Chapter 11 Plan of Chemtura Corporation, et al., Debtors, respectively.

bb.
entered, on August 9, 2010, the Order Authorizing the Debtors to (A) Enter Into Certain Agreements in Connection with Anticipated Exit Financing, (B) Incur and Pay Related Fees Indemnities and Expenses and (C) Enter Into an Amendment to Their Amended and Restated Credit Agreement in Connection Therewith [Docket No. 3535];

cc.
entered, on August 9, 2010, the Order Authorizing the Debtors to Enter into an Amended Plan Support Agreement with the Creditors’ Committee and Certain Holders of the Debtors’ 2009 Notes, 2016 Notes and 2026 Debentures [Docket No. 3527];

dd.
set September 16, 2010, at 9:45 a.m., Eastern Daylight Time, as the date and time for the commencement of the Confirmation Hearing pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128 and 1129 of the Bankruptcy Code;[7]

ee.
entered, on September 24, 2010, the Order Establishing a Distribution Reserve Amount with Respect to Class 11 Environmental Claims in Connection with Confirmation of the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 4113], which order was revised pursuant to the Revised Order Establishing a Distribution Reserve Amount with Respect to Class 11 Environmental Claims in Connection with Confirmation of the Joint Chapter 11 Plan of Chemtura Corporation, et al., entered on October 19, 2010 [Docket No. 4302];

ff.	entered, on September 24, 2010, the Order Estimating Diacetyl Claims and Authorizing Chemtura Corporation and Chemtura Canada Co./Cie to Establish the Diacetyl Reserve [Docket No. 4119];

gg.
entered, on October 29, 2010, an order with respect to the Disputed Claims Reserve Motion [Docket No. 4383], which establishes several reserves that together make up the Disputed Claims Reserve as defined in the Plan;

hh.
reviewed the Plan, the Disclosure Statement, the Plan Confirmation Brief, the Omnibus Reply, the Committee Confirmation Briefs and the Valuation Reply and all pleadings, exhibits, statements, responses and comments regarding Confirmation, including all objections, statements and reservations of rights filed by parties in interest on the docket of these Chapter 11 Cases, including those objections listed on Exhibit B hereto (collectively, the “Plan Objections”);

ii.	heard the statements, arguments and objections made by counsel in respect of Confirmation;

jj.	considered all oral representations, testimony, documents, filings and other evidence regarding Confirmation;

kk.
considered any and all objections to the Plan and to Confirmation and all statements and reservations of rights with respect thereto, including the Plan Objections, and to the extent such Plan Objections have not been sustained for the reasons set forth in the Bench Decision and reflected in this Confirmation Order, consensually resolved or withdrawn, overruled such objections on the merits;

[7]
The Court held additional hearings with respect to Confirmation on September 20, 2010, September 21, 2010 and September 22, 2010.  These dates, taken together, are collectively referred to herein as the “Confirmation Hearing.”

ll.	taken judicial notice of all papers and pleadings filed in the Chapter 11 Cases; and

mm.	entered the Bench Decision on October 21, 2010.

NOW, THEREFORE, it appearing to the Court that notice of the Confirmation Hearing, the Plan and all modifications thereto have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby and that any party in interest so affected has had the opportunity to object to Confirmation; and, after due deliberation and based upon the record described above, it appearing to the Court that the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing establish just cause for the relief granted herein; the Court hereby makes and issues the following Findings of Fact, Conclusions of Law and Order:8

I.     FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED AND ORDERED THAT:

A.	Jurisdiction and Venue

1.           On the Original Petition Date, the domestic Debtors commenced the Chapter 11 Cases in this Court; Chemtura Canada commenced its Chapter 11 Case in this Court on August 8, 2010.  Venue in this Court was proper as of the Original Petition Date with respect to the domestic Debtors and as of August 8, 2010 as to Chemtura Canada pursuant to 28 U.S.C. §§ 1408 and 1409.  Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2).  The Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334.  The Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

[8]
The findings of fact and the conclusions of law set forth herein shall constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.  All findings of fact and conclusions of law set forth in the Bench Decision are hereby incorporated herein.  To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.	Eligibility for Relief

2.           The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

C.	Commencement and Joint Administration of the Chapter 11 Cases

3.           On the Original Petition Date, the domestic Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code in this Court.  By prior order of the Court, the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015 [Docket No. 64].  On August 8, 2010, Chemtura Canada filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in this Court, which case has been jointly administered with the Chapter 11 Cases of the domestic Debtors [Docket No. 3531].  The Debtors have operated their businesses and managed their properties as debtors in possession since each of their respective commencement dates pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed in the Chapter 11 Cases.

D.	Plan Supplement

4.           On September 2, 2010, the Debtors filed the Plan Supplement [Docket No. 3766], consisting of the following:  (a) a list identifying the New Boards; (b) a list of Assumed Executory Contracts and Unexpired Leases and proposed cure claims; (c) a list of Rejected Executory Contracts and Unexpired Leases; (d) a list of retained Causes of Action; (e) the Exit Credit Facility Agreement; (f) the New Certificates of Incorporation; (g) the New By-Laws; (h) a description of the elected treatment of Intercompany Claims; (i) the New Incentive Plan; (j) the Emergence Incentive Plan; (k) the New Employment Agreements; (l) the D&O Liability Insurance Policies; (m) the Registration Rights; (n) a list identifying the Disbursing Agents; and (o) the Rights Offering Instructions and Forms.

5.           On September 3, 2010, the Debtors filed an addendum to the Plan Supplement [Docket No. 3785], consisting of an addendum to the list of Assumed Executory Contracts and Unexpired Leases and proposed Cure claims.

6.           On September 15, 2010, the Debtors filed an amendment and supplement to the Plan Supplement [Docket No. 3985], consisting of the following:  (a) a supplement and amendments to the list of Assumed Executory Contracts and Unexpired Leases and proposed Cure Claims; and (b) amended terms concerning the Registration Rights.

7.           On September 16, 2010, the Debtors filed an amendment and supplement to the Plan Supplement [Docket No. 4013], consisting of the following:  (a) a supplement and amendments to the list of Assumed Executory Contracts and Unexpired Leases and proposed Cure claims; and (b) a supplement to the list of retained Causes of Action.

8.           On September 20, 2010, the Debtors filed an amendment and supplement to the Plan Supplement [Docket No. 4061], consisting of the following:  (a) a supplement and amendments to the list of Assumed Executory Contracts and Unexpired Leases and proposed Cure claims; (b) a supplement to the list of rejected Executory Contracts and Unexpired Leases; and (c) an amendment to the senior secured term facility credit agreement as part of the Exit Financing provided for under the Plan.

9.           On September 21, 2010, the Debtors filed an amendment and supplement to the Plan Supplement [Docket No. 4086], consisting of a supplement to the Emergence Incentive Plan.

10.           On September 22, 2010, the Debtors filed an amendment and supplement to the Plan Supplement [Docket No. 4091], consisting of a revised version of the senior secured revolving facility credit agreement as part of the Exit Financing provided for under the Plan.

11.           On October 29, 2010, the Debtors filed an amendment and supplement to the Plan Supplement [Docket No. 4382], consisting of a supplement and amendments to the list of Assumed Executory Contracts and Unexpired Leases and proposed Cure claims.

12.           All materials included in the Plan Supplement are integral to, part of and incorporated by reference into the Plan.  The Plan Supplement complies with the terms of the Plan, and the filing and notice of such documents was good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order, and no other or further notice is or shall be required.

E.	Modifications to the Plan

13.           Subsequent to the Voting Deadline (as defined in the Solicitation Procedures Order), the Debtors made certain modifications to the Plan.  Any and all modifications to the Plan since the entry of the Disclosure Statement Order are consistent with all of the provisions of the Bankruptcy Code, including sections 1122, 1123, 1125 and 1127.  None of the modifications made since the entry of the Disclosure Statement Order effects a materially adverse change in the treatment of any holder of a Claim or Interest under the Plan.  Accordingly, pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that the holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.  The Plan as modified and attached hereto as Exhibit A shall constitute the Plan submitted for Confirmation.

F.	Judicial Notice

14.           The Court takes judicial notice of (and deems admitted into evidence for Confirmation) the docket of the Chapter 11 Cases and all related adversary proceedings, appeals and District Court proceedings, maintained by the clerk of the applicable court or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts and all evidence and arguments made, proffered or adduced at the hearings held before the applicable court during the pendency of the Chapter 11 Cases.  Any resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference.  All unresolved objections, statements and reservations of rights to the extent not sustained as set forth in the Bench Decision are hereby overruled on the merits.

G.	Disclosure Statement Order and Solicitation Procedures Order

15.           On August 5, 2010, the Court entered the Disclosure Statement Order and the Solicitation Procedures Order, which, together, among other things:  (a) approved the Disclosure Statement in the form attached to the Disclosure Statement Order as containing adequate information within the meaning of section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017; (b) fixed July 23, 2010, as the Voting Record Date (as defined in the Solicitation Procedures Order); (c) fixed September 9, 2010 at 5:00 p.m. Eastern Daylight Time, as the deadline for voting to accept or reject the Plan (the “Voting Deadline”); (d) fixed September 9, 2010 at 4:00 p.m. Eastern Daylight Time, as the deadline for objecting to the Plan; (e) fixed September 16, 2010, at 9:45 a.m. Eastern Daylight Time, as the date and time for the commencement of the Confirmation Hearing; (f) approved the Solicitation Procedures and the form of the Solicitation Packages, including the procedures pertaining to the Recovery Preference Election (each as defined the Solicitation Procedures Order); (g) approved the form and method of notice of the Confirmation Hearing Notice set forth therein; and (h) approved the procedures associated with the Rights Offering, including approval of the Rights Exercise Form (each as defined in the Solicitation Procedures Order).

H.	Transmittal and Mailing of Materials; Notice

16.           As evidenced by the KCC Affidavit and the Epiq Affidavit, due, adequate and sufficient notice of the Disclosure Statement, the Plan, the Plan Supplement and the Confirmation Hearing, together with all deadlines for voting on or objecting to the Plan and with respect to Confirmation, has been given to: (a) all known holders of Claims and Interests; (b) all parties that requested notice in accordance with Bankruptcy Rule 2002; and (c) all counterparties to Unexpired Leases and Executory Contracts with the Debtors, in substantial compliance with the Solicitation Procedures Order and Bankruptcy Rules 2002(b), 3017 and 3020(b), and no other or further notice is or shall be required.  Adequate and sufficient notice of the Confirmation Hearing, and any applicable dates, deadlines and hearings described in the Solicitation Procedures Order and the Disclosure Statement Order was given in compliance with the Bankruptcy Rules, the Solicitation Procedures Order and the Disclosure Statement Order as evidenced by the KCC Affidavit and the Epiq Affidavit, and no other or further notice is or shall be required.

17.           The Debtors published the Confirmation Hearing Notice once each in The New York Times and USA Today (National Edition), in substantial compliance with the Disclosure Statement Order and Bankruptcy Rule 2002(l), as evidenced by the Publication Affidavits, and no other or further notice is or shall be required.

I.	Solicitation

18.           Votes for acceptance and rejection of the Plan were solicited in good faith and in compliance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement, the Disclosure Statement Order, the Solicitation Procedures Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws and regulations.

19.           Specifically, the Solicitation Packages approved by the Court in the Disclosure Statement Order and the Solicitation Procedures Order (including the Disclosure Statement, the Plan, the form of ballots, the Recovery Preference Election Form and related notices approved thereby) were transmitted to and served on all holders of Claims or Interests in Classes that were entitled to vote to accept or reject the Plan and relevant portions of the Solicitation Packages and other notices approved by the Disclosure Statement were transmitted to and served on other parties in interest in the Chapter 11 Cases, all in compliance with section 1125 of the Bankruptcy Code, the Disclosure Statement Order, the Solicitation Procedures Order, the Solicitation Procedures and the Bankruptcy Rules.  Transmittal and service were adequate and sufficient, and no further notice is or shall be required.

J.	Voting Certifications

20.           The Debtors filed the Voting Certifications before the commencement of the Confirmation Hearing, consistent with the Solicitation Procedures Order.  All procedures used to tabulate ballots received in connection with Confirmation and the Recovery Preference Election Forms (as defined in the Solicitation Procedures Order ) were fair and conducted in accordance with the Solicitation Procedures Order, as evidenced by the KCC Affidavit and the Epiq Affidavit.

21.           As set forth in the Plan and Disclosure Statement, holders of Claims and Interests in Classes 1, 4a, 4b, 5, 6, 7, 8, 10, 11 and 13a (collectively, the “Voting Classes”) were eligible to vote on the Plan pursuant to the Solicitation Procedures.9  In addition, holders of Claims in Classes 2, 3, 4c, 9 and 13b (collectively, the “Deemed Accepting Classes”) are deemed to accept the Plan and, therefore, are not entitled to vote to accept or reject the Plan.

[9]	Class 1 was permitted to vote on a provisional basis only.

22.           As evidenced by the Voting Certifications, holders of Interests in Class 13a (the “Rejecting Class”) voted to reject the Plan.  As further evidenced by the Voting Certifications, all other Voting Classes, specifically holders of Claims in Classes 4a, 4b, 5, 6, 7, 8, 10 and 11, voted to accept the Plan (collectively, the “Impaired Accepting Classes”).

K.	Bankruptcy Rule 3016

23.           The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).  The filing of the Disclosure Statement with the clerk of the Court satisfied Bankruptcy Rule 3016(b).

L.	Burden of Proof

24.           The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation.  Further, the Debtors have proven the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code.

M.	Debtors’ Valuation Analysis

25.           The New Chemtura Total Enterprise Value does not exceed $2.05 billion.  Additional findings of fact with respect to the Debtors’ total enterprise value are set forth on pages 10 through 42 of the Bench Decision.

N.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code

26.           The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code as follows:

i.	Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code

27.          The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123.

a.	Sections 1122 and 1123(a)(1)—Proper Classification

28.           The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code.  Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into 16 Classes, based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims, Priority Tax Claims, DIP Claims and statutory fees owed to the U.S. Trustee (“Statutory Fees”), which are addressed in Article II of the Plan and which are not required to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code).  Valid business, factual and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan, the classifications were not done for any improper purpose and the creation of such Classes does not unfairly discriminate between or among holders of Claims or Interests.

29.           As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.  In addition, in accordance with section 1122(b) of the Bankruptcy Code, the Plan provides for Class 9, which includes any Unsecured Claim against any of the Debtors, except Chemtura Canada, that, but for being defined as an Unsecured Convenience Claim, would be a General Unsecured Claim, and either (a) is Allowed in an amount of $50,000 or less or (b) is Allowed in an amount greater than $50,000, but is subject to an irrevocable election by the holder thereof to reduce the Allowed amount of the Claim to $50,000 for the purpose of rendering the Claim an Unsecured Convenience Claim.  Class 9 is reasonable and necessary for administrative convenience and thus is proper.  Accordingly, the requirements of sections 1122(a), 1122(b) and 1123(a)(1) of the Bankruptcy Code have been satisfied.

b.	Section 1123(a)(2)—Specification of Unimpaired Classes

30.          Article III of the Plan specifies that Claims in Classes 1, 2, 3, 4c, 9 and 13b (to the extent such Interests in Class 13b remain outstanding after the Effective Date as set forth in Section 5.24 of the Plan) are Unimpaired under the Plan.  Additionally, Article II of the Plan specifies that Administrative Claims, Priority Tax Claims, DIP Claims and Statutory Fees are Unimpaired, although these Claims are not classified under the Plan.  Accordingly, the requirements of section 1123(a)(2) of the Bankruptcy Code have been satisfied.

c.	Section 1123(a)(3)—Specification of Treatment of Impaired Classes

31.          Article III of the Plan specifies the treatment of each Impaired Class under the Plan, including Classes 4a, 4b, 5, 6, 7, 8, 10, 11, 12 and 13a.  Accordingly, the requirements of section 1123(a)(3) of the Bankruptcy Code have been satisfied.

d.	Section 1123(a)(4)—No Discrimination

32.          Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan uniformly provides for the same treatment of each Claim or Interest in a particular Class, as the case may be, unless the holder of a particular Claim has agreed to a less favorable treatment with respect to such Claim.  Accordingly, the requirements of section 1123(a)(4) of the Bankruptcy Code have been satisfied.

e.	Section 1123(a)(5)—Adequate Means for Plan Implementation

33.          Pursuant to section 1123(a)(5) of the Bankruptcy Code, Article V and various other provisions of the Plan specifically provide in detail adequate and proper means for the Plan’s implementation, including but not limited to:  (a) the general settlement of Claims and Interests; (b) resolution of the Creditors’ Committee Action; (c) the PBGC Settlement; (d) the CHCI Preferred Stock Settlement; (e) the Make-Whole Settlement and the No-Call Settlement; (f) resolution of environmental matters and Environmental Claims; (g) the Unsecured Distribution Pool; (h) the election of Cash and New Common Stock by holders of Claims in the Participating Creditor Classes; (i) Exit Financing and the incurrence of new indebtedness; (j) sources of consideration for Plan distributions; (k) the cancellation of securities and agreements; (l) the surrender of existing securities; (m) the application of section 1145 of the Bankruptcy Code; (n) the New Certificates of Incorporation and the New By-Laws; (o) New Chemtura’s and the Reorganized Debtors’ Boards of Directors; (p) the Officers of New Chemtura and the Reorganized Debtors; (q) treatment of employee benefits; (r) treatment of retiree benefits; (s) the Incentive Plans; (t) the vesting of assets in the Reorganized Debtors; (u) the proposed restructuring transactions under the Plan; (v) post-Confirmation corporate action by the Reorganized Debtors; (w) effectuating documents and further transactions; (x) application of section 1146 of the Bankruptcy Code; (y) the D&O Liability Insurance Policies; (z) the preservation of certain specified rights of action; (aa) the single satisfaction of Claims under the terms of the Plan; and (bb) the establishment of the Disputed Claims Reserve.

34.          Moreover, the Reorganized Debtors will have, immediately upon the Effective Date, sufficient Cash to make all payments required to be made on the Effective Date pursuant to the terms of the Plan.  Accordingly, the requirements of section 1123(a)(5) of the Bankruptcy Code have been satisfied.

f.	Section 1123(a)(6)—Voting Power of Equity Securities

35.          Article IV of the New Certificates of Incorporation of Reorganized Chemtura and each of the other Reorganized Debtors, attached as Exhibit F to the Plan Supplement, prohibits the issuance of non-voting equity securities to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code, thereby satisfying section 1123(a)(6) of the Bankruptcy Code.

g.	Section 1123(a)(7)—Selection of Officers and Directors

36.          The identity and affiliations of the members of the New Board of Reorganized Chemtura and each of the Reorganized Debtors as of the Effective Date are listed in Exhibit A to the Plan Supplement as filed on September 2, 2010.  Additionally, the New Employment Agreements are listed in Exhibit K to the Plan Supplement as filed on September 2, 2010.  The New Certificates of Incorporation of Reorganized Chemtura and each of the Reorganized Debtors describe the manner of the selection of additional members of the Board of Directors of the Reorganized Debtors following the Effective Date.  Article V of the Plan describes the manner of selection of officers and directors for Reorganized Chemtura and each Reorganized Debtor.  The selection of the initial directors and officers of Reorganized Chemtura and each Reorganized Debtor was, is and will be consistent with the interests of holders of Claims and Interests and public policy. Accordingly, the requirements of section 1123(a)(7) of the Bankruptcy Code have been satisfied.

h.	Section 1123(b)—Discretionary Contents of the Plan

37.          The Plan contains various provisions that may be construed as discretionary but are not required for Confirmation under the Bankruptcy Code.  As set forth below, such discretionary provisions comply with section 1123(b) of the Bankruptcy Code and are not inconsistent with the applicable provisions of the Bankruptcy Code.  Thus, section 1123(b) of the Bankruptcy Code is satisfied.

(i)	Section 1123(b)(1)-(2)—Claims and Executory Contracts

38.           Pursuant to sections 1123(b)(1) and 1123(b)(2) of the Bankruptcy Code, Article III of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests, and Article VI of the Plan provides for the assumption, assumption and assignment or rejection of the Executory Contracts and Unexpired Leases of the Debtors not previously assumed, assumed and assigned or rejected pursuant to section 365 of the Bankruptcy Code and appropriate authorizing orders of the Court.

(ii)	Section 1123(b)(3)—Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action

(A)	Settlements Under the Plan

39.           The Plan settles numerous litigable issues in the Chapter 11 Cases pursuant to Bankruptcy Rule 9019 and sections 363 and 1123 of the Bankruptcy Code.  These settlements are in consideration for the distributions and other benefits provided under the Plan.  Any other compromise and settlement provisions of the Plan and the Plan itself constitute a compromise of all Claims, Interests or Causes of Action relating to the contractual, legal and subordination rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such an Allowed Claim or Interest.

40.           The Plan is premised on a global settlement among the Debtors, the Creditors’ Committee and the Ad Hoc Bondholders’ Committee (collectively, the “Settling Parties”), which has facilitated the implementation of the Debtors’ primary restructuring goals and includes:  (a) potential objections to the New Chemtura Total Enterprise Value, (b) the mechanism by which Disputed Claims will be resolved; (c) a settlement resolving the Creditors’ Committee Action, (d) the extent and validity of Great Lakes Chemical Corporation’s ownership interest in the non-Debtor affiliate CHCI, (e) the enforceability and allowance of Claims held by holders of the 2016 Notes and the holders of the 2026 Notes relating to the Make-Whole Provision and the No-Call Penalty, (f) the Claims of the Ad Hoc Bondholders’ Committee for its unpaid, reasonable, documented and necessary third-party fees and expenses up to a specified cap, (g) the extent, validity and appropriate resolution of Claims and asserted rights or regulatory action by the PBGC, and (h) the treatment of Diacetyl Claims and Environmental Claims (collectively, the “Global Settlement”).

41.           The findings of fact and conclusions of law in connection with approval of the Global Settlement are set forth in the Bench Decision on pages 41 through 68.

(B)	Debtors’ Releases, Third Party Releases, Exculpation, Plan Injunction and Retained Causes of Action

42.           Releases by the Debtors.  The releases and discharges of Claims and Causes of Action by the Debtors described in Section 11.2 of the Plan (the “Debtor Releases”) releases certain parties defined in the Plan as the “Released Parties.”  The Released Parties include the Debtors, New Chemtura, the Reorganized Debtors, the Creditors’ Committee, the Ad Hoc Bondholders’ Committee, the Indenture Trustees, the DIP Agent, the DIP Lenders and the subsidiaries, affiliates, members, officers, directors, professionals and employees of each.  Additionally, the PBGC and its agents, attorneys and financial advisors are also Released Parties.10

43.           The findings of fact and conclusions of law for the Debtor Releases are set forth in the Bench Decision on pages 71 through 75.

[10]
Importantly, the PBGC is not precluded or enjoined from enforcing against the Debtors, the Reorganized Debtors or any other party that may have liability or responsibility with respect to the U.S. Pension Plans.

44.           Non-Diacetyl Third Party Releases and Exculpation. The releases of Claims and Causes of Action by holders of Claims and Interests described in Sections 11.3 of the Plan (collectively, the “Third Party Releases”) and the exculpation provisions set forth in Section 11.6 of the Plan are unenforceable for the reasons set forth in the Bench Decision on pages 71 to 75.  Following entry of this Confirmation Order, this Court shall retain exclusive jurisdiction to consider any claims against the Released Parties involving the administration of the Chapter 11 Cases, any rulings, orders or decisions in the Chapter 11 Cases or any aspects of the Debtors’ restructuring, including the decision to commence the Chapter 11 Cases, the development and implementation of the Plan, decisions and actions taken during the Chapter 11 Cases and any asserted claims based upon or related to prepetition obligations administered in the Chapter 11 Cases.  The unenforceability of the exculpation provisions set forth in Section 11.6 of the Plan does not preclude the Court’s ability to confirm the Plan.

45.           Diacetyl Third Party Releases.  The releases of Claims and Causes of Action by holders of Diacetyl Claims described in Sections 11.4 of the Plan are hereby approved.

46.           Injunction.  The injunction provisions set forth in Section 11.8 of the Plan, as limited by paragraph 43 of this order (the “Plan Injunction”) are essential to the Plan and are necessary to preserve and enforce the Debtor Releases and the Plan, and are narrowly tailored to achieve that purpose.

47.           The Debtor Releases and the Plan Injunction:  (a) are within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), 1334(b) and 1334(d); (b) are an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (c) are an integral element of the transactions incorporated into the Plan; (d) are in the best interests of, the Debtors, the Estates and all stakeholders in the Chapter 11 Cases; (e) are important to the overall objectives of the Plan to finally resolve all Claims among or against the parties-in-interest in the Chapter 11 Cases with respect to the Debtors; and (f) are consistent with sections 105, 1123 and 1129 of the Bankruptcy Code, other provisions of the Bankruptcy Code and other applicable law.  The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the Debtor Releases and the Plan Injunction.

48.           Preservation of Claims and Causes of Action.  Section 5.29 of the Plan appropriately provides for the preservation by the Debtors of the Causes of Action in accordance with section 1123(b)(3)(B) of the Bankruptcy Code.  A list of the retained Causes of Action is provided in the Plan Supplement and such actions are retained pursuant to the Plan.  The provisions regarding the retained Causes of Action in the Plan are appropriate and are in the best interests of the Debtors, the Estates and all holders of Claims and Interests.

i.	Section 1123(d)—Cure of Defaults

49.           Section 6.3 of the Plan provides for the satisfaction of any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan in accordance with section 365 of the Bankruptcy Code by payment of any “cure amount” pursuant to the terms thereof.  The Debtors, in accordance with the Plan, distributed notices of proposed assumption and proposed cure amounts to the applicable counterparties, which notices included procedures for objecting to and resolving proposed assumptions of Executory Contracts and Unexpired Leases any cure amounts paid in connection therewith.  Accordingly, the requirements of section 1123(d) of the Bankruptcy Code are satisfied.

ii.	Section 1129(a)(2)—Compliance of the Debtors and Others With the Applicable Provisions of the Bankruptcy Code

50.          The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126 and 1128 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019.

51.           Votes to accept or reject the Plan were solicited by the Debtors and their respective present and former members, partners, representatives, officers, directors, employees, advisors, attorneys and agents after the Court approved the adequacy of the Disclosure Statement pursuant to section 1125(a) of the Bankruptcy Code.

52.          The Debtors and their respective present and former members, partners, representatives, officers, directors, employees, advisors, attorneys and agents have solicited and tabulated votes on the Plan and have participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e) of the Bankruptcy Code and in a manner consistent with the applicable provisions of the Disclosure Statement Order, the Disclosure Statement, the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules and all other applicable rules, laws and regulations, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

53.          The Debtors and their respective present and former members, officers, directors, employees, advisors, attorneys and agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and, therefore, are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan, so long as such distributions are made consistent with and pursuant to the Plan.  Accordingly, the requirements of section 1129(a)(2) of the Bankruptcy Code are satisfied.

iii.	Section 1129(a)(3)—Proposal of Plan in Good Faith

54.          The Debtors have proposed the Plan in good faith and not by any means forbidden by law for the reasons set forth in the Bench Decision on pages 41 through 42 and pages 68 through 71.

iv.	Section 1129(a)(4)—Court Approval of Certain Payments as Reasonable

55.          The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code. Accordingly, the requirements of section 1129(a)(4) of the Bankruptcy Code are satisfied.

v.	Section 1129(a)(5)—Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy

56.          The Plan complies with the requirements of section 1129(a)(5) of the Bankruptcy Code because, in the Disclosure Statement, the Plan and/or the Plan Supplement, the Debtors have disclosed the following  (a) the identity and affiliations of each proposed director, each proposed officer and the manner in which additional officers and directors of the Reorganized Debtors will be chosen following Confirmation; and (b) the identity of and nature of any compensation for any insider who will be employed or retained by the Reorganized Debtors.  The method of appointment of directors and officers of the Debtors was, is and will be consistent with the interests of holders of Claims and Interests and public policy.  Accordingly, the requirements of section 1129(a)(5) of the Bankruptcy Code are satisfied.

vi.	Section 1129(a)(6)—Approval of Rate Changes

57.          The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and therefore will not require governmental regulatory approval.  Therefore, section 1129(a)(6) of the Bankruptcy Code is inapplicable to the Chapter 11 Cases.

vii.	Section 1129(a)(7)—Best Interests of Holders of Claims and Interests

58.          The liquidation analysis attached as Exhibit F to the Disclosure Statement (as amended and restated, the “Liquidation Analysis”) and the other evidence related thereto in support of the Plan that was proffered or adduced at or prior to, or in affidavits in connection with, the Confirmation Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that, holders of Allowed Claims and Interests in every Class will recover as much or more under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, than the amount such holder would receive if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

59.          Specifically, the Liquidation Analysis properly:  (a) estimated that gross proceeds at each Debtor would consist (as applicable) of (i) Cash, (ii) trade receivables, (iii) inventory, (iv) other current assets, (v) property, plant and equipment, (vi) goodwill, (vii) net intangibles, (viii) investments in subsidiaries (if any), (ix) other noncurrent assets, (x) intercompany receivables and (xi) reimbursement claims (if any); (b) assumed that a conversion of the Chapter 11 Cases to cases under chapter 7 would force the shutdown of most of the operations of the Debtors’ non-Debtor subsidiaries and affiliates, such that the proceeds generated from the liquidation of the non-Debtor subsidiaries and affiliates would be used to satisfy costs and expenses of the liquidation and each of the non-Debtor liabilities (in accordance with local law), with the remaining value (if any) going to the respective Debtor parent; (c) assumed that distributable value to holders of Claims and Interests would consist of the proceeds from the disposition of each of the Debtor’s assets, net of amounts used to satisfy liquidation costs, including fees paid to the chapter 7 trustee, asset disposition and administrative and priority claims (including tax claims); and (d) assumed that remaining amounts, if any, after these costs have been satisfied in full would then be distributed to the holders of each Debtor’s Claims and Interests in accordance with the priorities set forth in section 726 of the Bankruptcy Code.

60.          Accordingly, the requirements of section 1129(a)(7) of the Bankruptcy Code are satisfied.

viii.	Section 1129(a)(8)—Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class

61.          Classes 1, 2, 3, 4c and 9 are each of the Classes of Unimpaired Claims or Interests that are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.

62.          Because the Plan has not been accepted by the Rejecting Class, the Debtors seek Confirmation under section 1129(b), rather than section 1129(a)(8), of the Bankruptcy Code. Thus, although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to the Rejecting Class, the Plan is confirmable because the Plan does not discriminate unfairly and is fair and equitable with respect to the Rejecting Class and thus satisfies section 1129(b) of the Bankruptcy Code with respect to such Class as described further below and as set forth in the Bench Decision.  As a result, the requirements of section 1129(b) of the Bankruptcy Code are satisfied.

ix.	Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code

63.          The treatment of Administrative Claims, Priority Tax Claims, DIP Claims and Statutory Fees under Article II of the Plan satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.  Accordingly, the requirements of section 1129(a)(9) of the Bankruptcy Code are satisfied.

x.	Section 1129(a)(10)—Acceptance By At Least One Impaired Class

64.          As set forth in the Voting Certifications, the Impaired Accepting Classes have voted to accept the Plan.  Specifically, holders of Claims in Classes 4a, 4b, 5, 6, 7, 8, 10 and 11 voted to accept the Plan.  As such, there is at least one Class of Claims that is Impaired under the Plan and has accepted the Plan, determined without including any acceptance of the Plan by any insider (as defined by the Bankruptcy Code).  Accordingly, the requirements of section 1129(a)(10) of the Bankruptcy Code have been satisfied.

xi.	Section 1129(a)(11)—Feasibility of the Plan

65.          The Plan satisfies section 1129(a)(11) of the Bankruptcy Code.  The evidence supporting the Plan proffered or adduced by the Debtors at, or prior to, or in affidavits filed in connection with, the Confirmation Hearing:  (a) is reasonable, persuasive, credible and accurate as of the dates such analysis or evidence was prepared, presented or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence; (d) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan except as provided in the Plan; and (e) establishes that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan.  Accordingly, the requirements of section 1129(a)(11) of the Bankruptcy Code have been satisfied.

xii.	Section 1129(a)(12)—Payment of Bankruptcy Fees

66.          Section 2.4 of the Plan provides that all fees payable pursuant to section 1930 of the United States Judicial Code shall be paid for in full, in Cash, plus interest due and payable under 31 U.S.C. § 3717 (if any), on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ business at the time of Confirmation.  On and after the Effective Date, the Reorganized Debtors shall pay the applicable U.S. Trustee fees for each of the Reorganized Debtors when due in the ordinary course until such time as the Court enters a final decree in such Reorganized Debtor’s Chapter 11 Case.  Accordingly, the requirements of section 1129(a)(12) of the Bankruptcy Code have been satisfied.

xiii.	Section 1129(a)(13)—Retiree Benefits

67.          Section 1129(a)(13) of the Bankruptcy Code requires a plan to provide for “retiree benefits” (as defined in section 1114 of the Bankruptcy Code) at levels established pursuant to section 1114 of the Bankruptcy Code.  Section 5.21 of the Plan provides that, on and after the Effective Date, all retiree benefits shall continue to be paid in accordance with applicable law.  Accordingly, the requirements of section 1129(a)(13) of the Bankruptcy Code have been satisfied.

xiv.	Section 1129(b)—Confirmation of Plan Over Nonacceptance of Impaired Class

68.          Notwithstanding the fact that the Rejecting Class has voted not to accept the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code for the reasons set forth in the Bench Decision on pages 10 through 44.

69.          As a result, the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code.  Thus, the Plan may be confirmed even though section 1129(a)(8) of the Bankruptcy Code is not satisfied.  After entry of the Confirmation Order and upon the occurrence of the Effective Date, the Plan shall be binding upon the members of, and holders of Interests in, the Rejecting Class.

xv.          Section 1129(c)—Only One Plan

70.           Other than the Plan (including previous versions thereof), no other plan has been filed in the Chapter 11 Cases.  Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

xvi.         Section 1129(d)—Principal Purpose of the Plan Is Not Avoidance of Taxes

71.           No governmental unit has requested that the Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.  As evidenced by its terms, the principal purpose of the Plan is not such avoidance.  Accordingly, the requirements of section 1129(d) of the Bankruptcy Code have been satisfied.

O.	Satisfaction of Confirmation Requirements

72.           Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

P.	Disclosure: Agreements and Other Documents

73.           The Debtors have disclosed all material facts regarding the Plan and the documents included in the Plan Supplement, including: (a) the list identifying the New Boards; (b) the list of Assumed Executory Contracts and Unexpired Leases and proposed cure claims; (c) the list of Rejected Executory Contracts and Unexpired Leases; (d) the list of retained Causes of Action; (e) the Exit Credit Facility Agreement; (f) the New Certificates of Incorporation; (g) the New By-Laws; (h) a description of the elected treatment of Intercompany Claims; (i) the New Incentive Plan; (j) the Emergence Incentive Plan; (k) the New Employment Agreements; (l) the D&O Liability Insurance Policies; (m) the Registration Rights; (n) the list identifying the Disbursing Agents; (o) securities registration exemptions; (p) exemption under section 1146(a) of the Bankruptcy Code; and (q) the adoption, execution, and delivery of all contracts, leases, instruments, securities, releases, indentures and other agreements related to any of the foregoing.

Q.	Conditions to Confirmation

74.           Entry of the Confirmation Order, in a form and substance acceptable to the Debtors, the Creditors’ Committee and the Ad Hoc Bondholders’ Committee, shall satisfy the conditions to Confirmation set forth in Section 12.1

R.	Likelihood of Satisfaction of Conditions Precedent to the Effective Date

75.           Each of the conditions precedent to the Effective Date, as set forth in Section 12.3 of the Plan, has been satisfied or waived in accordance with the provisions of the Plan, or is reasonably likely to be satisfied, provided, however, that no waiver of the conditions precedent to the Effective Date shall have occurred without the consent of the Creditors’ Committee and the Ad Hoc Bondholders’ Committee.

S.	Implementation

76.           All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents (including the New Certificates of Incorporation and the New By-Laws of the Reorganized Debtors, and the Exit Credit Facility Agreement), have been negotiated in good faith, at arm’s length, and are in the best interests of the Debtors and the Reorganized Debtors and shall, upon completion of documentation and execution be valid, binding, and enforceable documents and agreements not in conflict with any federal or state law.

T.	Exit Financing

77.           On the Effective Date, the Reorganized Debtors shall consummate the Exit Financing in order to fund distributions under the Plan, to refinance extensions of credit under the DIP Loan Agreement and to fund the Reorganized Debtors’ business operations, and as provided herein, the Debtors shall be authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Financing (and cause the release of any proceeds thereof from escrow), without further notice to or order of the Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization or approval of any person.

U.	Corporate Action

78.           Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) entry into the New Employment Agreements and the Emergence Incentive Plan; (b) selection of the directors and officers of the Reorganized Debtors; (c) the simplification of the Reorganized Debtors’ corporate structure and the effectuation of any transactions with respect to Intercompany Claims pursuant to the Plan; (d) the consummation of the Exit Financing; (e) the issuance and distribution of the New Common Stock as provided in the Plan; (f) the establishment of the Disputed Claims Reserve, the Diacetyl Reserve and the Environmental Reserve; and (g) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with implementation of the Plan shall be deemed to have occurred and shall be in effect upon the Effective Date, without any requirement of further action by the directors or officers of the Debtors or the Reorganized Debtors.

V.	Executory Contracts and Unexpired Leases

79.           The Debtors have exercised reasonable business judgment in determining whether to assume or reject each of their Executory Contracts and Unexpired Leases as set forth in the Plan, the Plan Supplement, this Confirmation Order or otherwise.  Each assumption or rejection of an Executory Contract or Unexpired Lease in accordance with the Plan, the Plan Supplement, this Confirmation Order or otherwise shall be legal, valid and binding upon (a) the applicable Debtor and upon the Reorganized Debtors if such Executory Contract or Unexpired Lease is assumed and (b) all non-Debtor parties to such Executory Contract or Unexpired Lease, all to the same extent as if such assumption or rejection had been authorized and effectuated pursuant to a separate order of the Court that was entered pursuant to section 365 of the Bankruptcy Code before Confirmation.

80.           Notwithstanding the foregoing, Executory Contracts and Unexpired Leases identified in Exhibit E attached hereto are the subject of pending objections filed by non-Debtor parties (collectively, the “Disputed Contracts”).  Accordingly, this Confirmation Order shall not be deemed to effect an assumption or rejection by the Debtors of any of the Disputed Contracts.  Pursuant to this Confirmation Order, the Disputed Contracts shall be deemed to be the subject of a pending motion to assume by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code (the “Motion to Assume”), which motion shall be addressed by separate order of this Court.  The Motion to Assume the Disputed Contracts shall be adjourned until such time as each of the objections in relation to the Disputed Contracts is resolved or is otherwise submitted to the Court for judicial determination.

W.	Issuance of New Common Stock

81.           The issuance of New Common Stock is an essential element of the Plan, and is in the best interests of the Debtors, their Estates, and their Creditors.

X.	Retention of Jurisdiction

82.           The Court properly may retain jurisdiction over the matters set forth in Article XIV and other applicable provisions of the Plan.

II.      ORDER

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, AS WELL AS THOSE SET FORTH IN THE BENCH DECISION AND INCORPORATED HEREIN BY REFERENCE, IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

A.	Order

83.           This Confirmation Order shall confirm the Plan.  A copy of the Plan is attached hereto as Exhibit A.

B.	Objections

84.           To the extent that any objections, reservations of rights, statements, or joinders to Confirmation, including the Plan Objections, to the extent not sustained for the reasons set forth in the Bench Decision and reflected in this Confirmation Order, have not been withdrawn, waived or settled before entry of this Confirmation Order or otherwise resolved as stated on the record of the Confirmation Hearing such objections are hereby overruled on the merits.

C.	Confirmation of the Plan

85.           The Plan and the Plan Supplement (as such may be amended by this Confirmation Order or in accordance with the Plan) and each of their provisions are confirmed in each and every respect pursuant to section 1129 of the Bankruptcy Code.  The documents contained in the Plan Supplement, and any amendments, modifications, and supplements thereto, and all documents and agreements related thereto (including all exhibits and attachments thereto and documents referred to in such papers), and the execution, delivery and performance thereof by the Debtors and the Reorganized Debtors, are authorized and approved as finalized, executed and delivered.  Without further order or authorization of the Court, the Debtors, the Reorganized Debtors and their successors are authorized and empowered to make all modifications to all documents included as part of the Plan Supplement that are consistent with the Plan.  As set forth in the Plan, once finalized and executed and upon the occurrence of the Effective Date, the documents comprising the Plan Supplement and all other documents contemplated by the Plan shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms and, to the extent applicable, shall create, as of the Effective Date, all Liens and other security interests purported to be created thereby.

86.           The terms of the Plan, the Plan Supplement and exhibits thereto are incorporated by reference into, and are an integral part of, the Confirmation Order.  The terms of the Plan, the Plan Supplement, all exhibits thereto, and all other relevant and necessary documents, shall be effective and binding as of the Effective Date of the Plan.

D.	Plan Classification Controlling

87.           The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions to be made thereunder.  The classifications set forth on the ballots tendered to or returned by the holders of Claims or Interests in connection with voting on the Plan pursuant to the Solicitation Procedures Order:  (a) were set forth on the ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims and Interests under the Plan for distribution purposes; (c) may not be relied upon by any holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes; and (d) shall not be binding on the Debtors and Reorganized Debtors except for voting purposes.

E.	Valuation

88.            The New Chemtura Total Enterprise Value does not exceed $2.05 billion.

F.	Administrative Claims Bar Date

89.           Except as otherwise provided in Section 2.1 of the Plan, requests for payment of Administrative Claims must be filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than 60 days after the Effective Date.  Holders of Administrative Claims that are required to, but do not, file and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors or Reorganized Debtors or their property and such Administrative Claims shall be deemed discharged as of the Effective Date.  Objections to such requests, if any, must be filed and served on the Reorganized Debtors and the requesting party no later than 90 days after the Effective Date.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim previously Allowed by Final Order, including all Administrative Claims expressly Allowed under this Plan.

90.           The Reorganized Debtors may settle and pay any Administrative Claim in the ordinary course of business without any further notice to or action, order, or approval of the Court.  In the event that any party with standing objects to an Administrative Expense Claim, the Court shall determine the Allowed amount of such Administrative Claim.

G.	General Settlement of Claims and Interests

91.           As one element of, and in consideration for, an overall negotiated settlement of numerous disputed Claims and issues embodied in the Plan, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code and in consideration for the classification, Distributions, Releases and other benefits provided under the Plan, the provisions of the Plan shall upon Consummation constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to the Plan.  Subject to Article VII, all distributions made pursuant to the Plan to holders of Allowed Claims and Interests in any Class are intended to be and shall be final.

H.	Approval of Settlements

92.           The settlements provided in Article V of the Plan, including Sections 5.2, 5.3, 5.4, 5.5 and 5.6 thereof, are expressly approved in all respects pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, and the Debtors and the Reorganized Debtors are authorized, without further approval of this Court or any other party, to execute and deliver all agreements, documents, instruments and certificates relating to such settlements and to perform their obligations thereunder; provided, however, that Section 5.6 of the Plan is deemed modified to the extent necessary to be consistent with the statements made at the hearing held in these Chapter 11 Cases on August 4, 2010, the Second Amendment to the Plan Support Agreement and the Bench Decision at page 66, with the effect that any reimbursement or payment of fees and expenses to the Ad Hoc Bondholders’ Committee shall be subject to approval by this Court upon application, notice and a hearing and no reimbursement or payment of such fees and expenses shall be made except to the extent authorized by further order of this Court.

I.	Intercompany Claims

93.           Notwithstanding anything to the contrary in the Plan, this Confirmation Order or the Plan Supplement, on the Effective Date, Chemtura Canada and Chemtura shall each release any and all Intercompany Claims that each may have, now has or may have in the future against the other on account of the Diacetyl Claims.

J.	Distributions

94.           Notwithstanding anything contained in the Plan, the Plan Supplement or this Confirmation Order, the Distribution Record Date shall apply to all distributions except those with respect to Classes of holders of publicly traded debt or equity securities, and distributions pursuant to the Plan to Classes of holders of publicly traded debt or equity securities shall be made to the holders of such securities on the date of distribution, which shall be on or as soon as practicable after the Effective Date.

K.	Environmental Matters

95.           Section 5.7 of the Plan concerning environmental matters is hereby approved.  Specifically, no environmental obligation to a Governmental Unit relating to property owned or operated by any Debtor or Reorganized Debtor on or after the Effective Date, except those obligations to reimburse costs expended or paid by a Governmental Unit before the Petition Date or to pay penalties owing to a Governmental Unit for violations of environmental laws or regulations that occurred before the Petition Date, shall be discharged, released or precluded by the Plan or Confirmation Order.  Nothing in the Plan shall limit, diminish or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any environmental obligations owing to Governmental Units at owned or operated sites.

96.           Furthermore, nothing in the Plan shall constitute or be construed as an adjudication or settlement of the disputed issues in the adversary proceeding [Adv. Case. No. 09-01719] commenced by Chemtura Corporation and the Subsidiary Debtors against certain Governmental Units (and including any intervening parties) seeking a declaratory judgment that certain environmental orders and obligations that are or may be asserted against Chemtura Corporation and the Subsidiary Debtors by the Governmental Units with respect to non-owned former sites and non-owned off-site disposal sites are Claims that are dischargeable in the Chapter 11 Cases, which adversary proceeding is currently pending as of the date of the Plan before the United States District Court for the Southern District of New York.

97.           In the event of any conflict between (i) the Plan or this Confirmation Order and (ii) any Environmental Settlement Agreement, the Environmental Settlement Agreement shall govern.

L.	Election of Cash and New Common Stock

98.           To the extent that a creditor has made an election pursuant to Section 5.9 of the Plan, the Cash or New Common Stock that otherwise would be distributable to such creditor will be aggregated in the Electing Creditors’ Pool and will be reallocated among all Electing Creditors according to their recovery preferences (with all distributions to be made such that each Electing Creditor receives the aggregate value of consideration it otherwise would be entitled to, in the form of the preferred distribution to the extent possible).  Whether and to what extent any Electing Creditor receives an increased percentage of the consideration it requested will depend upon the elections of all holders of Allowed Claims in the Participating Creditor Classes taken as a whole.  The failure of a holder to make a binding election to participate in the Electing Creditors’ Pool during the voting period (including the failure to submit a validly executed ballot or other form) reflects an agreement that such holder will receive its recovery in the Cash-to-New Common Stock ratio reflecting the Cash and New Common Stock in the Unsecured Distribution Pool.

M.	Exit Financing/Incurrence of New Indebtedness

99.           On the Effective Date, the Reorganized Debtors shall consummate the Exit Financing in order to fund distributions under the Plan, to refinance extensions of credit under the DIP Loan Agreement and to fund the Reorganized Debtors’ business operations, and the Debtors shall be authorized to execute and deliver those documents necessary or appropriate to consummate the Exit Financing (and cause the release of any proceeds thereof from escrow), without further notice to or order of the Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization or approval of any person.

N.	Sources of Consideration for Plan Distributions

i.	Cash Consideration

100.        All Cash consideration necessary for the Reorganized Debtors to make payments or distributions pursuant hereto shall be obtained from the Exit Financing(s) or other Cash on hand of the Debtors, including Cash derived from business operations.  Further, the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan.  Except as set forth in the Plan, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate or otherwise be affected by the terms of the Plan.

ii.	Issuance of New Common Stock

101.        On the Effective Date, New Chemtura shall issue up to 100 million shares of New Common Stock for distribution pursuant to section 1145 of the Bankruptcy Code to the holders of Allowed Claims against or Interests in (i) Class 4a for Chemtura Corporation, (ii) Class 4b for each of the applicable Subsidiary Debtors, (iii) Classes 5 and 6 for Chemtura Corporation and each of the Subsidiary Debtors, (iv) Class 7 for Chemtura Corporation and Great Lakes Chemical Corporation and (v) Classes 8 and 13a for Chemtura Corporation pursuant to the terms set forth herein.  All of the shares of New Common Stock issued pursuant to the Plan shall be exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code and be duly authorized, validly issued, fully paid and non-assessable.  Each distribution and issuance referred to in Article VII shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.  The Reorganized Debtors will use their commercially reasonable best efforts to list the New Common Stock on a national securities exchange, with the initial goal of listing on the New  York Stock Exchange or NASDAQ by the Effective Date.

O.	The Rights Offering

102.           As detailed in the Voting Certifications, Class 13a has conclusively voted to reject the Plan.  Accordingly, Section 5.12 of the Plan shall not be effectuated pursuant to this Confirmation Order, the Plan or otherwise.  Any funds received by the Debtors or the Reorganized Debtors or their agents on account of the Rights Offering and the Rights Offering Procedures shall be returned to the applicable holders of an Interest in Class 13a as soon as practicable.

P.	Cancellation of Securities and Agreements

103.           On the Effective Date, except as otherwise specifically provided for in the Plan:  (a) the obligations of the Debtors under the Prepetition Credit Agreement and the Indentures, and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder and (b) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares (including the CHCI Preferred Stock), certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, that any such indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (i) allowing holders of Prepetition Secured Lender Claims, Prepetition Unsecured Lender Claims, 2009 Notes Claims, 2016 Notes Claims and 2026 Notes Claims (as applicable) to receive distributions under the Plan as provided in the Plan, (ii) allowing the Prepetition Administrative Agent and the Indenture Trustees, if applicable, to make distributions under the Plan as provided herein, and deduct therefrom such compensation, fees and expenses due thereunder or incurred in making such distributions and (iii) allowing the Prepetition Administrative Agent and the Indenture Trustees to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan.  For the avoidance of doubt, as of the date of Confirmation of the Plan, all Proofs of Claim on account of Prepetition Secured Lender Claims, Prepetition Unsecured Lender Claims, 2009 Notes Claims, 2016 Notes Claims and 2026 Notes Claims shall be deemed resolved.  On and after the Effective Date, all duties and responsibilities of the Prepetition Administrative Agent under the Prepetition Credit Agreement and the Indenture Trustees under the Indentures, as applicable, shall be discharged except to the extent required in order to effectuate the Plan.

Q.	Surrender of Existing Securities

104.           As a condition precedent to receiving any distribution on account of any Notes, each record holder of any Notes shall be deemed to have surrendered such Notes or other documentation underlying such Notes and all such surrendered Notes and other documentation shall be deemed to be cancelled in accordance with Section 5.12 of the Plan.

R.	Section 1145 Exemption

105.           The issuance of the New Common Stock distributed pursuant to the Plan to holders of Claims and Interests shall be issued pursuant to section 1145 of the Bankruptcy Code and without registration under the Securities Act or any similar applicable law and shall be exempt from such laws to the maximum extent permitted by law without further act or action by any person.

S.	Corporate Existence

106.           Except as otherwise provided in the Plan, in the Corporate Governance Documents or elsewhere in the Plan Supplement, each Debtor, as Reorganized, shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed.

T.	New Certificate of Incorporation and New By-Laws

107.           On or immediately before the Effective Date, New Chemtura and each of the other Reorganized Debtors will file their respective New Certificates of Incorporation with the applicable Secretaries of State and/or other applicable authorities in their respective jurisdictions of incorporation in accordance with the corporate laws of the respective jurisdictions of incorporation.  After the Effective Date, New Chemtura and each of the other Reorganized Debtors may amend and restate their respective New Certificates of Incorporation and New By-Laws and other constituent documents as permitted by the laws of their respective jurisdictions of incorporation and their respective New Certificates of Incorporation and New By-Laws.

U.	New Chemtura’s and Reorganized Debtors’ Boards of Directors

108.           On the Effective Date, the initial members of the New Board shall be Craig A. Rogerson, Jeffrey D. Benjamin, Timothy J. Bernlohr, Alan S. Cooper, James W. Crownover, Jonathan F. Foster, Roger L. Headrick and John K. Wulff.

V.	Officers of New Chemtura and Reorganized Debtors

109.           The officers of New Chemtura and each of the other Reorganized Debtors have been identified in the Plan Supplement, and the Reorganized Debtors shall be authorized to employ such officers without further order of the Court or other further action by any other person or entity.

W.	Employee Benefits

110.           Except as otherwise provided in the Plan, on and after the Effective Date, the Reorganized Debtors may honor, in the ordinary course of business, any prepetition contracts, agreements, policies, programs and plans for, among other things, compensation (other than prepetition equity based compensation related to Interests, which shall receive appropriate compensation as provided for pursuant to the Plan), health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation benefits, savings plans, severance benefits, welfare benefits, workers’ compensation insurance, life insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time; provided, however, that the Debtors’ or Reorganized Debtors’ performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any contract, agreement, policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such contract, agreement, policy, program or plan.  Nothing herein or in the Plan shall limit, diminish or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans, including the Reorganized Debtors’ rights to modify unvested benefits pursuant to their terms.

X.	Retiree Benefits

111.           All employment, retirement and other agreements or arrangements in place as of the Effective Date with the Debtors’ officers, directors, or employees, who will continue in such capacities or similar capacities after the Effective Date, or retirement income plans and welfare benefit plans for such persons, shall remain in place after the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs and plans; provided, however, that the foregoing shall not apply to any stock-based compensation or incentive plan, agreement, or arrangement existing as of the Petition Date.  Nothing herein or in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.  For the avoidance of doubt, the Debtors shall continue to provide certain retiree welfare benefits under certain of its retiree welfare benefit plans to the extent required under a separate agreement entered into with the United Steelworkers, to be approved by the Court in connection with Confirmation of the Plan, which requires the Debtors to modify and maintain such benefits under such plans.  The Debtors have modified certain non-vested retiree benefits pursuant to order of this Court, and the Court is scheduled to hear oral argument regarding the issue of whether the Debtors have the right to modify certain other non-vested retiree benefits in the near term.

112.           Pursuant to the Plan, the Debtors or Reorganized Debtors, as applicable, shall continue the U.S. Pension Plans.  The U.S. Pension Plans shall be continued in accordance with their terms, and the Debtors or the Reorganized Debtors, as applicable, shall (i) satisfy the minimum funding standards pursuant to 26 U.S.C. §§ 412 and 430 and 29 U.S.C. §§ 1082 and 1083, (ii) be liable for the payment of PBGC premiums in accordance with Title IV of ERISA, 29 U.S.C. §§ 1306 and 1307, subject to any and all applicable rights and defenses of the Debtors, and (iii) administer the U.S. Pension Plans in accordance with the provisions of ERISA and the Internal Revenue Code.  Notwithstanding any provision of the Plan or this Order to the contrary, the U.S. Pension Plans shall be continued and administered in accordance with ERISA and the Internal Revenue Code.

113.           All Non-Qualified Pension Arrangements shall be deemed assumed as of the Effective Date to the extent they are Executory Contracts, or will be Reinstated pursuant to Section 3.3(d)(i)(B) or Section 3.3(d)(ii)(B) of the Plan, as applicable.  Any monetary default under the Non-Qualified Pension Arrangements to be so assumed or Reinstated hereunder shall be satisfied in accordance with Section 6.3 of the Plan or as otherwise may be agreed to by the Debtors in accordance with the Plan and the beneficiaries of the Non-Qualified Pension Arrangements, and any postpetition interest paid on account of such Claims shall be paid at the federal judgment rate as of the Petition Date.  Assumption or Reinstatement of any Non-Qualified Pension Arrangement pursuant to the Plan or otherwise and payment of postpetition interest in accordance with the preceding sentence shall be deemed to provide full satisfaction of all prepetition Claims arising under any assumed Non-Qualified Pension Arrangement including those set forth in Proofs of Claim Nos. 1069, 1973, 1974, 1975, 2046, 2048, 2049, 2081, 2084, 2086, 2088, 2165, 2166, 2167, 2168, 2169, 2170, 2171, 2172, 2173, 2174, 2198, 2199, 2239, 2336, 2337, 2338, 2353, 2355, 9496 and 10234.

114.           On the Effective Date, and consistent with the PBGC Settlement, all Proofs of Claim filed by the PBGC, including Proofs of Claim Nos. 10747, 10871, 10876, 10883, 10885, 10891, 11527, 11574, 11577, 11583, 11958 and 11967 and Proofs of Claim Nos. 14962 through 15273, shall be deemed expunged from the Claims Register without further action by any party or the Court.

Y.	The Incentive Plans

115.           The terms of the Incentive Plans, as set forth in the Plan Supplement, are hereby approved, and the Debtors and the Reorganized Debtors are authorized, without further approval of this Court or any other party, to execute and deliver all agreements, documents, instruments and certificates relating to the Incentive Plans and to perform their obligations thereunder.  Eleven million shares of New Common Stock have been reserved to be issued pursuant to the Plan for the New Incentive Plan and shall be duly authorized, validly issued, fully paid and non-assessable.

Z.	Vesting of Assets in the Reorganized Debtors

116.           Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action (except those released pursuant to the Releases by the Debtors) shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the Exit Financing).  On and after the Effective Date, except as otherwise provided in the Plan (including the provisions of Section 8.1 of the Plan), each Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interests or Causes of Action without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

AA.	Effectuating Documents; Further Transactions

117.           On and after the Effective Date, the Reorganized Debtors and the managers, officers and members of the boards of directors thereof are authorized to issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents related to the foregoing and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan (including the Exit Financing) and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan.  The authorizations and approvals contemplated by Section 5.26 of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

BB.	Section 1146 Exemption from Certain Taxes and Fees

118.           Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States.  The appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and shall accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.  Such exemption specifically applies, without limitation, to (a) the creation of any mortgage, deed of trust, lien or other security interest; (b) the making or assignment of any lease or sublease; (c) any restructuring transaction authorized by Section 5.24 of the Plan; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (i) any merger agreements; (ii) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (iii) deeds; or (iv) assignments executed in connection with any transaction occurring under the Plan.

CC.	D&O Liability Insurance Policies

119.           Notwithstanding anything in the Plan or in this Confirmation Order to the contrary, as of the Effective Date, the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code.  Entry of this Confirmation Order shall constitute the Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained in the Plan, Confirmation shall not discharge, impair or otherwise modify any obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.  On or before the Effective Date, the Reorganized Debtors shall obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers and managers for a period of five years, and placed with such insurers, the terms of which have been set forth in the Plan Supplement, and the Debtors and the Reorganized Debtors are authorized, without further approval of this Court or any other party, to execute and deliver all agreements, documents, instruments and certificates relating to such D&O insurance coverage and to perform their obligations thereunder.

DD.	Preservation of Rights of Action

120.           In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Releases by the Debtors provided by Section 11.2 of the Plan), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them.  Except with respect to Causes of Action as to which the Debtors or Reorganized Debtors have released any Person or Entity on or before the Effective Date (including pursuant to the Releases by the Debtors or otherwise), the Debtors or Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of the Confirmation or Consummation.

EE.	Executory Contracts and Unexpired Leases

i.	Assumption and Rejection of Executory Contracts and Unexpired Leases

121.        Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of Chemtura Corporation’s and the Subsidiary Debtors’ Executory Contracts and Unexpired Leases, other than the Disputed Contracts, shall be deemed rejected as of the Effective Date, unless such Executory Contract or Unexpired Lease: (a) was assumed or rejected previously by the Debtors; (b) previously expired or terminated pursuant to its own terms; (c) was the subject of a motion to assume filed on or before the Effective Date; or (d) was identified as an Executory Contract or Unexpired Lease to be assumed pursuant to the Plan Supplement before the Effective Date.

122.        Each of Chemtura Canada’s Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date.

123.        Entry of this Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts or Unexpired Leases, other than the Disputed Contracts, as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, all assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall revest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order.  Notwithstanding anything to the contrary in the Plan, the Debtors (with the consent of the Creditors’ Committee and the Ad Hoc Bondholders’ Committee, which consent shall not be unreasonably withheld) or the Reorganized Debtors, as applicable, shall have the right to alter, amend, modify or supplement the list of Executory Contracts and Unexpired Leases identified in the Plan Supplement at any time before the Effective Date without approval of the Court.  After the Effective Date, the Reorganized Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Court.

ii.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

124.        All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Court within 30 days after the date of entry of an order of the Court (including this Confirmation Order) approving such rejection.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Court within such time will be automatically disallowed, forever barred from assertion and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order or approval of the Court.  All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as Class 4 General Unsecured Claims against the applicable Debtor and shall be treated in accordance with Article III of the Plan. The deadline to object to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, shall be the later of (a) 90 days following the date on which such Claim was filed and (b) such other period of limitation as may be specifically fixed by an order of the Court for objecting to such Claims.

iii.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

125.        Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitations described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases (and the Creditors’ Committee and the Ad Hoc Bondholders’ Committee, whose consent shall not be unreasonably withheld) may otherwise agree.  In the event of a dispute regarding (a) the amount of any payments to cure such a default, (b) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

126.       Except as otherwise expressly provided in the Plan or in this Order, assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.

iv.	Modifications, Amendments, Supplements, Restatements or Other Agreements

127.        Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

128.        Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

v.	Reservation of Rights

129.        Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors (with the consent of the Creditors’ Committee and the Ad Hoc Bondholders’ Committee, which consent shall not be unreasonably withheld) or Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease in accordance with the Plan and this Confirmation Order.

vi.	Contracts and Leases Entered Into After the Petition Date

130.        Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of this Confirmation Order.

vii.	Assumption of Insurance Policies; Insurance Neutrality

131.        The terms of Section 15.14 of the Plan regarding “Insurance Neutrality” are hereby approved in their entirety.

132.        The identification of any Insurance Policy in the List of Assumed Executory Contracts and Unexpired Leases and Proposed Cure Claims, included as Exhibit B of the Plan Supplement [Docket No. 3765], does not constitute an admission by the Debtors or by any Insurer, or a finding or determination by the Bankruptcy Court, that such Insurance Policy (a) exists; (b) provides any coverage to the Debtors; or (c) is or is not an Executory Contract.   The failure to identify any Insurance Policy in the Plan Supplement shall not alter the terms of Section 6.7 of the Plan.

133.        Notwithstanding the inclusion of any Insurance Policy in the List of Assumed Executory Contracts and Unexpired Leases and Proposed Cure Claims, included as Exhibit B of the Plan Supplement, and the amounts set forth as proposed Cure Claims therein, on and after the Effective Date, all Cure Claims related to, and all non-monetary obligations under, any Insurance Policy shall be Reinstated and addressed in the ordinary course of business by the Reorganized Debtors, subject to a full reservation of rights of the Reorganized Debtors and the Insurers with respect to such Cure Claims and non-monetary obligations.

FF.	Provisions Governing Distributions

134.        The distribution provisions of Article VII of the Plan are hereby approved and authorized in their entirety.  Except as otherwise set forth in the Plan, the Reorganized Debtors shall make all distributions required under the Plan.  For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

135.        Notwithstanding anything contained in the Plan, the Plan Supplement or this Confirmation Order, each of the Indenture Trustees will serve as Disbursing Agent to facilitate distributions to its respective Class of Notes Claims and Chemtura will serve as the Disbursing Agent to facilitate all other distributions pursuant to the Plan.  The Debtors have modified the identity of the Disbursing Agent in certain instances from the parties specified in the Plan Supplement, after consulting with the U.S. Trustee, the Creditors’ Committee, the Ad Hoc Bondholders’ Committee and the Equity Committee, to avoid unnecessary expense associated with the retention of a third-party Disbursing Agent.

GG.	Settlement, Release, Injunction and Related Provisions

136.        The following releases, injunctions, exculpations, and related provisions as set forth in Article XI of the Plan are hereby approved and authorized in their entirety:

i.	Releases by the Debtors

137.        Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, New Chemtura, the Reorganized Debtors and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, New Chemtura, the Reorganized Debtors, the Estates or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan and Disclosure Statement, or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including fraud) or gross negligence.  Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any Released Party under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, nor does it release any Cause of Action, obligation or liability expressly set forth in or preserved by the Plan or the Plan Supplement.  Additionally, nothing in the Chapter 11 Cases, this Order, the Plan, the Bankruptcy Code (including section 1141 thereof) or any other document filed in the Chapter 11 Cases shall in any way be construed to discharge, release, limit, or relieve the Debtors, the Reorganized Debtors, or any other party, in any capacity, from any liability or responsibility with respect to the U.S. Pension Plans or any other defined benefit plan under any law, governmental policy, or regulatory provision.  PBGC and the U.S. Pension Plans shall not be enjoined or precluded from enforcing such liability or responsibility by any of the provisions of the Plan, this Order, Bankruptcy Code, or any other document filed in the Chapter 11 Cases.

ii.	Releases by Holders of Diacetyl Claims

138.        As of the Effective Date, each holder of a Claim in Class 10 shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged Chemtura Canada from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), consisting of, based on or relating to, or in any manner arising from, in whole or in part, any Diacetyl Claim.

iii.	Liabilities to, and Rights of, Governmental Units

139.        Nothing in the Plan or this Confirmation Order, including, but not limited to, Article XI of the Plan, shall discharge, release, or preclude:  (a) any liability to a Governmental Unit that is not a Claim; (b) any Claim of a Governmental Unit arising on or after the Confirmation Date; (c) any liability to a Governmental Unit on the part of any Person or Entity other than the Debtors or Reorganized Debtors; (d) any valid right of setoff or recoupment by a Governmental Unit; or (e) any criminal liability.  Nothing in the Plan or this Order shall enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in the preceding sentence.

140.        The discharge and injunction provisions contained in the Plan and this Order are not intended and shall not be construed to bar any Governmental Unit from, after the Confirmation Date, pursuing any police or regulatory action, except to the extent those discharge and injunction provisions bar a Governmental Unit from pursuing Claims or obligations that are liquidated and settled in an Environmental Settlement Agreement to which the Governmental Unit is a party (provided, however, that the Governmental Unit may take any action to enforce such an Environmental Settlement Agreement and may take any action subject to a reservation in such an Environmental Settlement Agreement).

iv.	Discharge of Claims and Termination of Interests

141.        Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not:  (a) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan.  Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  This Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

v.	Injunction

142.        FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THIS CONFIRMATION ORDER

143.        FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN ARTICLE XI OF THE PLAN, AS LIMITED BY PARAGRAPH 43 OF THIS ORDER, THE RELEASING PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THE EXCULPATED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO ARTICLE XI OF THE PLAN.

144.        EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN PARAGRAPH 43 OF THIS ORDER, THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO SECTIONS 11.2, 11.3 OR 11.4, OR DISCHARGED PURSUANT TO SECTION 11.7 OR ARE SUBJECT TO EXCULPATION PURSUANT TO SECTION 11.6, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS:  (A) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (B) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (C) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR ESTATE OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (D) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED, SETTLED OR DISCHARGED PURSUANT TO THE PLAN.

145.        THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS IN THE PLAN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY OR ESTATES.  ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED.

146.        EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THE PLAN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND ALL INTERESTS SHALL BE CANCELLED, AND THE DEBTORS’ LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE.

147.        ALL ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS’ ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

HH.	Release of Liens

148.        Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

II.	Failure of Consummation

149.           If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:  (a) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (b) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests or any other Entity; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any holders of Claims or Interests or any other Entity in any respect.

JJ.	Retention of Jurisdiction

150.           Notwithstanding the entry of this Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters, arising out of or related to, the Chapter 11 Cases and the Plan including jurisdiction with respect to those items enumerated in Article XIV of the Plan, which are incorporated herein by reference.

151.           With respect to Chemtura Canada, all disputes involving the rights of a Canadian Entity that is (a) the holder of a Claim against or an Interest in Chemtura Canada and (b) not subject to the jurisdiction of the Court, will be determined by the Court without prejudice to such Entity’s right to seek to have such dispute heard instead by the Canadian Court.  Notwithstanding the foregoing, all such Canadian Entities will be bound by the terms and provisions of this Plan.

KK.	Immediate Binding Effect

152.           The stays provided under Bankruptcy Rules 3020(e), 6004(h) and/or 7062 are hereby waived to the extent (but only to the extent) of staying the effectiveness of this Order up to 12:00 noon on Monday, November 8, 2010.  Subject to sections 12.3 and 12.4 (if applicable) of the Plan, and notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

LL.	Additional Documents

153.           On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

MM.	Conflicts

154.           Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any other order (other than this Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control; provided, further, that the Plan as confirmed pursuant to this Confirmation Order shall not be inconsistent with the Bench Decision.

NN.	Post-Confirmation Notices and Professional Compensation

i.	Notice of Entry of the Confirmation Order

155.        In accordance with Bankruptcy Rules 2002 and 3020(c), (a) within ten (10) Business Days of the date of entry of this Confirmation Order, the Debtors shall serve the notice of confirmation, substantially in the form attached hereto as Exhibit C (the “Notice of Confirmation”) and (b) with ten (10) Business Days of the occurrence of the Effective Date pursuant to the terms of the Plan, the Debtors shall serve the notice of Effective Date, substantially in the form attached hereto as Exhibit D (the “Notice of Effective Date”) by United States mail, first class postage prepaid, by hand, or by overnight courier service to all parties served with the notice of the Confirmation Hearing; provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address.

156.        To supplement the notice described in the preceding paragraph, within twenty (20) Business Days of serving the Notice of Effective Date, respectively, the Debtors shall publish the Notice of Effective Date once in The New York Times and USA Today (National Edition).

157.        Mailing and publication of the Notice of Confirmation and the Notice of Effective Date in the time and manner set forth herein shall be good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice shall be necessary or required.

158.        The Notice of Confirmation and the Notice of Effective Date shall have the effect of an order of the Court, shall constitute sufficient notice of the entry of this Confirmation Order to such filing and recording officers, and shall be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

ii.	Professional Compensation

159.        All final requests for Professional Compensation and Reimbursement Claims shall be Filed no later than 45 days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Court orders, the Allowed amounts of such Professional Compensation and Reimbursement Claims shall be determined by the Court.

160.        Except as otherwise specifically provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall, in the ordinary course of business and without any further notice to or action, order or approval of the Court, pay in Cash the reasonable legal, Professional or other fees and expenses incurred by that Reorganized Debtor after the Effective Date pursuant to the Plan.  In addition, the Reorganized Debtors shall continue to compensate the Creditors’ Committee’s and the Equity Committee’s Professionals for reasonable services provided in connection with the post-Effective Date activities set forth in Section 15.3 of the Plan.  Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and each Reorganized Debtor may employ and pay any Professional in the ordinary course of business without any further notice to or action, order or approval of the Court.

161.           Notwithstanding any provision in the Plan to the contrary, the Debtors or Reorganized Debtors shall promptly pay in Cash in full reasonable, documented and necessary out-of-pocket fees and expenses incurred by the members of the Creditors’ Committee, the members of the Equity Committee, the DIP Agent, the Prepetition Administrative Agent and the Indenture Trustees without the need of such parties to file fee applications with the Court; provided that each party and its counsel shall provide the Debtors, the Creditors’ Committee and the Equity Committee with the invoices (or such other documentation as the Debtors or another of such parties may reasonably request) for which it seeks payment on or before the Effective Date and provided that the Debtors and the other parties have no objection to such fees, such fees shall be paid within five business days of the Effective Date. To the extent that the Debtors or any of the other parties object to any of the fees and expenses of the members of the Creditors’ Committee, the members of the Equity Committee, the DIP Agent, the Prepetition Administrative Agent or the Indenture Trustees or their counsel or advisors, the Debtors shall not be required to pay any disputed portion of such fees until a resolution of such objection is agreed to by the Debtors and such party and/or their counsel or a further order of the Court upon a motion by such party.

OO.	Dissolution of the Creditors’ Committee and Equity Committee

162.           Section 15.3 of the Plan is hereby approved in its entirety; provided, however, that notwithstanding any provision of the Plan or this Confirmation Order providing for dissolution of the Equity Committee, the Equity Committee shall remain in existence to the extent necessary for the prosecution of any appeal of this Confirmation Order; provided, further, that nothing in the Plan or this Confirmation Order (including the preceding proviso) shall obligate the Debtors, the Reorganized Debtors or any other party in interest to pay any legal fees or expenses incurred by the Equity Committee in connection with such prosecution of such appeal.

PP.	References to Plan Provisions

163.           The failure specifically to include or to refer to any particular article, section, or provision of the Plan, Plan Supplement, or any related document in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan and any related documents be confirmed in their entirety.

QQ.	Nonseverability of Plan Provisions Upon Confirmation

164.           Each term and provision of the Plan, and the transactions related thereto as it heretofore may have been altered or interpreted by the Court is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and the transactions related thereto and may not be deleted or modified without the consent of the Debtors, the Creditors’ Committee and the Ad Hoc Bondholders’ Committee; and (c) nonseverable and mutually dependent.

RR.	Appeals

165.           The time period by which any party in interest wishing to appeal the Bench Decision and entry of this Confirmation Order shall run from the date of the entry of this Confirmation Order.

SS.	Authorization to Consummate

166.           The Debtors and the Reorganized Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to the Effective Date set forth in Article XII of the Plan.

Dated: November 3, 2010
New York, New York

/s/ Robert E. Gerber
United States Bankruptcy Judge

Exhibit A

Plan

Exhibit B

Plan Objections

I.	Equity and Valuation Objections

A.	Objection of the Official Committee of Equity Security Holders to Confirmation of the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3950]

B.	Objection of Invescorp Interlachen Multi-Strategy Master Fund Limited to Confirmation of the Debtors’ Reorganization Plan Under U.S.C. § 1129(B) [Docket No. 3848]

C.	Objection of Fiduciary Counselors Inc. and Joinder to the Equity Committee’s Objection to the Debtors’ Revised Joint Chapter 11 Plan [Docket No. 3851]

D.	Letter by Jon Amon [Docket No. 3869]

II.	Insurance Objections

A.	Limited Objection of Allstate Insurance Company to Confirmation of the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3829]

B.
Objection of Certain Chartis Companies to the Joint Plan Pursuant to Chapter 11 of the Bankruptcy Code and Plan Supplement Listing Executory Contracts and Unexpired Leases to Be Assumed [Docket No. 3836]

C.
Objection of Mt. McKinley Insurance Company and Everest Reinsurance Company to Confirmation of Joint Chapter 11 Plan of Chemtura Corporation, et al. and to the Plan Supplement Listing Executory Contracts and Unexpired Leases to Be Assumed [Docket No. 3842]

D.	Objection of Interstate First & Casualty Co. to Confirmation of Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3843]

E.	Objection of Certain Insurers to Confirmation of Joint Chapter 11 Plan of Chemtura Corporation, et al., dated August 4, 2010 [Docket No. 3497]

F.	ACE Insurers’ Objection to the Joint Chapter 11 Plan of Chemtura Corporation, et al., and to the Plan Supplement Listing Executory Contracts and Leases to Be Assumed [Docket No. 3906]

G.	Limited Objection and Reservation of Rights of ACE American Insurance Company to the Confirmation of the Joint Chapter 11 Plan of Chemtura Corporation [Docket No. 3907]

H.	Objection and Reservation of Rights of Hartford Accident and Indemnity Company, et al., with Respect to Joint Chapter 11 Plan and Plan Supplement [Docket No. 3909]

I.
Objection of The Continental Insurance Company and Continental Casualty Company to (I) Confirmation of the Debtors’ Joint Chapter 11 Plan of Chemtura Corporation, et al. Dated August 4, 2010, and (II) Proposed Cure Amount for Assumption of Insurance Policies in Exhibit B [Docket No. 3910]

J.
Objection of Travelers to the Confirmation of Joint Chapter 11 Plan of Chemtura Corporation, et al., and to the Plan Supplement Listing Executory Contracts and Unexpired Leases to Be Assumed [Docket No. 3911]

III.	Tax Objections

A.	Objection of the State of Michigan Department of Treasury to Debtors’ Joint Chapter 11 Plan [Docket No. 3838]

B.	Limited Objection of the Texas Comptroller of Public Accounts to the Joint Chapter 11 Plan of Chemtura Corporation, et al [Docket No. 3849]

C.	Objection to the Confirmation of the Debtors’ Chapter 11 Plan (Louisiana Department of Revenue) [Docket No. 3862]

IV.	Environmental Objections

A.	VIP Builders’ Limited Objection and Request to Modify Debtors’ Revised Joint Chapter 11 Plan [Docket No. 3811]

B.
Joinder of the Beacon Heights Coalition, the Laurel Park Coalition, and Other Environmental Claimants to the Limited Objection of Spartech PolyCom, Inc. to the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3896]

V.	Retiree Objections

A.	Objection of John J. Prior and the Uniroyal Reitrees Group to Confirmation of the Debtors’ Plan [Docket No. 3852]

B.	Objection of Vincent A. Calarco to Confirmation of the Proposed Plan of Reorganization and Joinder in Objection of John J. Prior and the Uniroyal Retirees Group [Docket No. 3858]

C.	Request for Clarification by Policy Holders of the Plan and Exhibits B and C to the Plan Supplement [Docket No. 3900]

VI.	Contract Counterparty Objections

A.
Limited Objection of E.I. duPont De Nemours and Company to (1) Joint Chapter 11 Plan of Chemtura Corporation, et al., and (2) Exhibit B to the Plan Supplement to the Joint Chapter 11 Plan of Chemtura Corporation, et al. and Any Notice of Assumption to Be Filed in Connection Therewith [Docket No. 3813]

B.	Limited Objection of Michael F. Vagnini to Exhibit B to the Plan Supplement and Any Notices of Assumption Sent in Connection Therewith [Docket No. 3839]

C.	Objection to Assumption of Executory Contracts with Venomix, Inc. [Docket No. 3886]

D.
Objection of Centerpoint Energy Gas Transmission Company to the Debtors’ List of Assumed Contracts and Unexpired Leases and Proposed Cure Claims Attached as Exhibit B to Plan Supplement to the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3889]

E.	Skillsoft Corporation’s Objection to the Proposed Cure [Docket No. 3893]

F.	Objection of James D. Lyon as Chapter 7 Trustee for Computrex, Inc. to the Revised Joint Chapter 11 Plan of Chemtura Corporation, et al., filed August 5, 2010 [Docket No. 3788]

G.
Limited Objection of VanDeMark Chemical, Inc. To (1) Joint Chapter 11 Plan of Chemtura Corporation, et al., and (2) Exhibit D to the Plan Supplement to the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3814]

H.	Objection of Centrilift and Baker Petrolite Corporation to Debtors’ Plan and Plan Supplement [Docket No. 3816]

I.
Limited Objection of CIBA Corporation and Its Affiliates to (1) Joint Chapter 11 Plan of Chemtura Corporation, et al. and (2) Exhibit D to the Plan Supplement to the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3845]

J.
Limited Objection of BASF Corporation and Its Affiliates to (1) Joint Chapter 11 Plan of Chemtura Corporation, et al., and (2) Exhibit D to the Plan Supplement to the Joint Chapter 11 Plan of Chemtura Corporation, et al.[Docket No. 3846]

K.
Limited Objection of Lonza, Inc. To (1) Joint Chapter 11 Plan of Chemtura Corporation, et al., and (2) Exhibit D to the Plan Supplement to the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3847]

L.	Limited Objection of the Dow Chemical Company and Affiliates to Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3855]

M.	Limited Objection of Spartech Polycom, Inc. to the Joint Chapter 11 Plan of Chemtura Corporation, et al. [Docket No. 3865]

N.
Limited Objection of Occidental Chemical Corporation And Affiliates To (1) Joint Chapter 11 Plan Of Chemtura Corporation, et al., And (2) Exhibit D To The Plan Supplement To The Joint Chapter 11 Plan Of Chemtura Corporation, et al. [Docket No. 3890]

O.	Objection of Pentair Water Pool and Spa, Inc. to Confirmation of Plan and to Motion for Disputed Claims Reserve [Docket No. 3941]

VII.	Informal Objections

A.	Lion Copolymer [Informal Objection or Inquiry]

B.	New York State Department of Tax [Informal Objection or Inquiry]

C.	Prudential Relocation, Inc. [Informal Objection or Inquiry]

D.	Ungerer & Company [Informal Objection or Inquiry]

E.	United States Department of Justice [Informal Objection or Inquiry]

Exhibit C

Notice of Confirmation

Exhibit D

Notice of Effective Date

Exhibit E

Disputed Contracts